Exhibit 4.2

EXECUTION VERSION

BURLINGTON NORTHERN SANTA FE, LLC

Certificate of Determination

Dated as of March 12, 2013

The undersigned, C. Alec Vincent, Assistant Vice President – Finance and Treasurer, and Jeffrey T. Williams, Assistant Secretary, each of Burlington Northern Santa Fe, LLC (successor to Burlington Northern Santa Fe Corporation), a Delaware limited liability company (the “Company”), do hereby certify that pursuant to the authority granted in the resolutions (collectively, the “Resolutions”) of the Board of Managers of the Company adopted on March 1, 2011, January 24, 2012, July 12, 2012 and January 31, 2013 and pursuant to Sections 201, 301 and 303 of the Indenture, dated as of December 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor in interest to J.P. Morgan Trust Company, N.A., as successor in interest to Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago, as Trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of February 11, 2010, among Burlington Northern Santa Fe Corporation, R Acquisition Company, LLC and the Trustee, and further supplemented by the Twelfth Supplemental Indenture, dated as of March 12, 2013 (the “Twelfth Supplemental Indenture”), between the Company and the Trustee (together with the Twelfth Supplemental Indenture, the “Indenture”), there was established as of March 12, 2013 two series of securities under the Indenture with the following terms:

1.	The securities of the series are entitled (i) “3.00% Debentures due March 15, 2023” (the “2023 Debentures”) and (ii) “4.45% Debentures due March 15, 2043” (the “2043 Debentures” and, together with the 2023 Debentures, the “Debentures”).

2.	The 2023 Debentures and the 2043 Debentures are initially being offered in the aggregate principal amount of $700,000,000 and $800,000,000, respectively (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and any Debentures which pursuant to Section 303 are deemed never to have been authenticated and delivered thereunder). The Company may, without the consent of the Holders of the Debentures of a series, issue additional Debentures of such series and thereby increase such principal amount, on the same terms and conditions and with the same CUSIP number as the Debentures of such series.

3.	The principal amount of the 2023 Debentures will mature on March 15, 2023 and the principal amount of the 2043 Debentures will mature on March 15, 2043, subject to the provisions of the Indenture relating to acceleration.

4.	The 2023 Debentures will bear interest from March 12, 2013 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, at the rate of 3.00% per annum, payable semi-annually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing September 15, 2013 to the persons in whose names the 2023 Debentures are registered on the close of business on the immediately preceding March 1 and September 1, respectively, whether or not such day is a Business Day (each, a “Regular Record Date”). The 2043 Debentures will bear interest from March 12, 2013 or from the most recent Interest Payment Date to which interest has been paid or provided for, at the rate of 4.45% per annum, payable semi-annually in arrears on the Interest Payment Dates, commencing September 15, 2013 to the persons in whose names the 2043 Debentures are registered on the close of business on the immediately preceding Regular Record Date.

5.	Subject to paragraph 10 below, the principal of and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in The City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

6.	The Debentures will be redeemable as a whole or in part at the option of the Company, at any time, as set forth in the Twelfth Supplemental Indenture.

7.	Holders of the Debentures shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such holder’s Debentures upon the occurrence of a Change of Control Repurchase Event (as defined in the Twelfth Supplemental Indenture), as set forth in the Twelfth Supplemental Indenture.

8.	The Debentures shall not be entitled to the benefit of any sinking fund, nor shall the Debentures be repayable at the option of the registered Holders thereof.

9.	Subject to paragraph 10 below, the Debentures shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.	Upon issuance the Debentures will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company (the “Depositary”). Settlement for the Debentures will be made by the Underwriters (as hereinafter defined) in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds as long as the Debentures are represented by Global Securities. As long as the Debentures are represented by Global Securities registered in the name of the Depositary or its nominee, the Debentures will trade in the Depositary’s Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. Except as set forth in the Indenture or in the Prospectus Supplement relating to the Debentures, the Debentures will not be issuable in definitive form.

Furthermore, we hereby (i) approve the forms of and authorize the execution and delivery of the Debentures (copies of which are attached as Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4), and the Underwriting Agreement, dated March 5, 2013, between the Company and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed therein (a copy of which is attached as Exhibit B), and (ii) ratify the execution and delivery of the Twelfth Supplemental Indenture (a copy of which is attached as Exhibit C).

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, we have set our hands as of the date above first written.

By:	/s/ C. Alec Vincent
C. Alec Vincent
Assistant Vice President, Finance and Treasurer

By:	/s/ Jeffrey T. Williams
Jeffrey T. Williams Assistant Secretary

Signature Page to Officers’ Certificate to the Trustee

(Certificate of Determination)